Filed pursuant to Rule 424(b)(3)
Registration No. 333-59992

PROSPECTUS SUPPLEMENT DATED JUNE 15, 2001
(TO PROSPECTUS DATED MAY 18, 2001)

228,973 Shares
Lattice Semiconductor Corporation
Common Stock

    This prospectus supplement supplements the prospectus dated May 18, 2001 of Lattice Semiconductor Corporation relating to offers and sales by certain stockholders of Lattice of up to 228,973 shares of our common stock received in connection with our acquisition of Integrated Intellectual Property, Inc. This prospectus supplement should be read in conjunction with the prospectus and this prospectus supplement is qualified by reference to the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined have the meanings given to them in the prospectus.

Selling Stockholders

    The following table sets forth information with respect to the number of shares of our common stock beneficially owned by selling stockholders who were not specifically identified in the prospectus as a selling stockholder, the percentage of outstanding shares of Lattice this represents and the number of shares of common stock of Lattice being offered hereby by such selling stockholder. The table of selling stockholders is hereby amended to add Venkatesh Subramanian and Sridhar Vakada as selling stockholders, to delete the line regarding the number of shares held by other holders not specifically named in the table and to delete footnote (2) to the table.

Name of Holder	Number of Shares Beneficially Owned	Percent of Outstanding Shares	Number of Shares Registered for Sale Hereby (1)
Venkatesh Subramanian	133	*	133
Sridhar Vakada	133	*	133

*
Represents beneficial ownership of less than one percent. Based on the number of shares outstanding on April 20, 2001.

(1)
Of the total shares of common stock listed as owned by the selling stockholders, a portion of each selling stockholder's shares, aggregating 34,350 shares, are held in an escrow account to secure indemnification obligations of the selling stockholders to us.